EXHIBIT 99.1

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

-At ALPHA IR-
Analyst Contact
Monica Gupta or Nick Hughes
(312) 445-2870
Email: CAS@alpha-ir.com
Traded: NYSE (CAS)

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 5, 2015

 A. M. CASTLE & CO. REPORTS THIRD QUARTER 2015 RESULTS

Positive Cash Flow From Operating Activities of $8.7 million
New Management Structure Succeeding in Improving Customer Service, Asset Management and Operational Efficiencies
Additional Reductions in Cost Structure Implemented

OAK BROOK, IL, NOVEMBER 5th - A. M. Castle & Co. (NYSE:CAS) (“the Company” or “Castle”), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the three months ended September 30, 2015.

President and CEO Steve Scheinkman commented, “Our transition plan is succeeding on many important fronts, despite challenging market conditions. Some of the initial proof points of this success are: (1) Castle generated $8.7 million of positive operating cash flow this quarter, the first quarter since 2013 that Castle generated positive operating cash flow; (2) Borrowings under our revolving credit facility were reduced by $5.2 million during the quarter and we are fully engaged in a strategic refinancing process to reduce our cost of capital going forward; (3) Operating expenses, before restructuring charges, were reduced by $5.1 million on a sequential basis in the quarter and additional initiatives have been implemented that we expect will yield further expense reductions in the fourth quarter and through 2016; (4) Gross margins, excluding a $22.3 million charge to write-down inventory in the second quarter of 2015, improved from 24.9% to 25.4% sequentially, despite a deflationary pricing environment driven by reductions in inter-branch transfers and double handling achieved by the facility consolidations; (5) Our systems and capabilities to effectively manage our assets are greatly improved as evidenced by a further $13.2 million reduction in inventory on a replacement cost basis during the quarter; and, (6) Customers are embracing our new branch service strategy and we believe that we have gained market share in our product lines measured in comparative tons shipped during the quarter.”

Scheinkman continued, “The steel, plastics and other commodity markets have been facing particularly challenging conditions and these challenges are expected to continue in the fourth quarter. Nevertheless, we believe the changes we have made in consolidating facilities, reducing the cost structure, driving more accountability down to the local branch level and improving customer relationships are already yielding quantifiable improvements for Castle and positioning us for long term prosperity.”

During the quarter, the Company completed the closure and consolidation of five facilities on or ahead of schedule and broke ground on its new 208,000 square foot facility in Janesville, Wisconsin. The Janesville facility is expected to begin providing material to customers in November and is scheduled to become a fully operational center of excellence for the Company's bar business in the first quarter of 2016 allowing for the closure and sale of its Franklin Park, Illinois facility.

Scheinkman added, “While maintaining our high standards for safety, quality, delivery performance and focus on serving our customers, our new branch managers working closely with our operations teams were able to reposition approximately 16,000 tons of metal as part of our facility consolidation plan. We expect to realize the full impact of the actions taken this quarter on operating expenses going forward as well as additional cost reductions upon completion of the consolidation of the Franklin Park facility into the new Janesville facility.”

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Scheinkman stated, “While the steel industry in general faces a challenging environment, the conditions are different for each of our target markets. The energy market is particularly weak and this trend is expected to continue for the foreseeable future. Industrial markets are generally soft, but there are pockets of opportunity, and our new, more nimble branch management strategies are enabling us to capitalize on more of those opportunities. The aerospace market remains strong, and we expect continued growth opportunities in this market. As a result, in the aggregate we saw our top line decrease by 7.5% from the previous quarter impacted primarily by industry-wide commodity price declines and to a lesser extent by volume declines including the elimination of unprofitable products. From a volume perspective, while our quarter over quarter tons sold to contractual accounts decreased by 8.6%, our transactional business increased by 5.7%. With our local branch management structure in place, supported by operational gains achieved through our facility consolidations, we have become more responsive to the needs of our customers resulting in the gains we are seeing in the transactional markets.”

“We are very pleased with the progress we have made and the early signs of success of our initiatives despite the challenging market conditions. We have a lot more work to do, but we are increasingly confident that Castle is on the right path to not only respond to current challenges, but to thrive for the long term,” concluded Scheinkman.

Third Quarter 2015 Results
Consolidated net sales were $184.7 million for the third quarter 2015 compared to $245.5 million in the third quarter 2014. The Company reported a third quarter 2015 net loss of $26.3 million, or a loss of $1.12 per diluted share, compared to a net loss of $7.3 million, or a loss of $0.31 per diluted share, in the prior year period. Adjusted non-GAAP net loss, which excludes restructuring activity and other items reconciled in the tables below, for the third quarter 2015 was $20.8 million compared to adjusted non-GAAP net loss of $12.9 million in the third quarter 2014. The Company reported third quarter 2015 negative EBITDA of $9.8 million, compared to EBITDA of $6.5 million in the third quarter 2014. Third quarter 2015 and third quarter 2014 results were impacted by $2.3 million of foreign currency transaction gains in each of those quarters. In addition, $1.5 million from equity losses of the Company's joint venture negatively impacted the third quarter 2015 results compared to the third quarter 2014 which was positively impacted by $2.2 million from equity in the earnings of the Company's joint venture. Exclusive of restructuring activity and other items reconciled in the tables below, the Company reported a third quarter 2015 adjusted negative EBITDA loss of $4.3 million compared with adjusted EBITDA of $0.8 million in the third quarter 2014. The Company had an adjusted negative EBITDA loss of $5.0 million in the second quarter 2015.

Total restructuring charges recorded during the third quarter of 2015 were $1.2 million compared to income from restructuring activity of $5.1 million in the prior year period. Year-to-date, total restructuring charges were $40.0 million, $14.6 million of which represented cash charges. The cash charges to-date include an estimated $5.5 million charge from the withdrawal of a multi-employer pension plan that may be paid over 20 years. The Company's total estimated cash and noncash charges to be incurred as part of its restructuring initiatives remain consistent with its initial estimated range of $49.5 million to $64.4 million. The Company's estimate of cash proceeds related to the closure facilities is approximately $23 million.

“We have continued to implement the significant cost saving and asset management initiatives announced in April 2015,” said Pat Anderson, Executive Vice President and CFO. “Our progress towards this plan is evidenced by the improvement we have shown in our cash flow, inventory reduction, operating expense, and EBITDA performance. With a lowered cost structure and improved asset management, we believe we are better positioned to generate positive cash flow going forward, and we are fully engaged in a strategic refinancing process focused on improving our capital structure and lowering our interest expense.”

Net sales from the Metals segment during the third quarter 2015 were $150.6 million, which was 28.5% lower than the third quarter 2014 and 9.5% lower than the second quarter 2015. Tons sold per day were down 27.3% compared to the third quarter 2014 and down 2.7% compared to the second quarter 2015. Average selling price per ton sold was down 1.4% from the third quarter 2014 and down 7.1% from the second quarter 2015. The third quarter 2015 benefited from a favorable product mix which offset some of the impact of unfavorable pricing compared to the third quarter 2014 and the second quarter 2015. In the Plastics segment, third quarter 2015 net sales were $34.1 million, which was 2.0% lower compared to the third quarter 2014 but up 2.2% compared to the second quarter 2015.

Consolidated gross margins were 25.4% in the third quarter 2015 compared to 24.9% in the third quarter 2014. Gross margins in the third quarter 2015 included LIFO income of $1.5 million compared to a $0.4 million LIFO charge in the third quarter 2014. Excluding the LIFO impact, Metals segment gross margins were 23.4% in the third quarter 2015 compared to 24.4% in the prior year quarter. Metals segment gross margins in the second quarter 2015, excluding the $22.3 million restructuring charge for the write-down of inventory and LIFO income of $1.5 million, were 22.9%.

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Excluding restructuring charges of $1.2 million, operating expenses were $57.8 million, or 31.3% of net sales, in the third quarter 2015, compared to $66.0 million, or 26.9% of net sales in third quarter 2014 (excluding restructuring income of $5.1 million), and $62.9 million, or 31.5% of net sales, in the second quarter 2015 (excluding restructuring charges of $15.6 million).

Net cash used in operations was $6.4 million during the first nine months of 2015, compared to net cash used in operations of $44.8 million during the first nine months of 2014. For the three months ended September 30, 2015, net cash flows from operations was $8.7 million. The Company had $68.3 million of borrowings outstanding under its revolving credit facility at September 30, 2015 and $28.2 million of additional unrestricted borrowing capacity available under the terms of the revolving credit facility. There were $59.2 million in borrowings under the revolving credit facility at December 31, 2014 and $73.5 million at June 30, 2015. The Company’s net debt-to-capital ratio was 85.5% at September 30, 2015 compared to 65.5% at December 31, 2014. Total debt outstanding, net of unamortized discount, was $322.7 million at September 30, 2015 and $310.1 million at December 31, 2014. Refer to the ‘Total Debt’ table below for details related to the Company’s outstanding debt obligations.

Scheinkman concluded, “The current soft market conditions and customer inventory de-stocking in response to deflationary pricing has certainly had an impact on our business as shipping tons and pricing have continued to decline for most of the products we sell. We believe, however, that the significant process changes we have been implementing will serve to increase sales and lower our cost structure helping to bring us back to positive EBITDA in 2016 and position us for revenue growth that will drive profitability going forward. With Castle’s asset rich balance sheet, coupled with the operational improvements we are implementing, we are determined to improve the Company’s capital structure, lower its cost of capital and enhance financial flexibility.”

Webcast Information
Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the third quarter ended September 30, 2015 and discuss business conditions and outlook. The call can be accessed via the internet live or as a replay. Those who would like to listen to the call may access the webcast through a link on the investor relations page of the Company’s website at http://www.amcastle.com/investors or by calling (888) 517-2458 or (847) 413-3538 and citing code 5673 805#.

An archived version of the conference call webcast will be available for replay at the link above approximately three hours following its conclusion, and will remain available until the next earnings conference call.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its wholly-owned subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle and its affiliated companies operate out of 42 service centers located throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Regulation G Disclosure
This release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in this release and in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP reporting and guidance. Management often uses this information to assess and measure the performance of our business. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to assist with period-over-period comparisons of such operations. The exclusion of the charges indicated herein from the non-GAAP financial measures presented does not indicate an expectation by the Company that similar charges will not be incurred in subsequent periods.

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In addition, the Company believes that the use and presentation of EBITDA, which is defined by the Company as income (loss) before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides investors, analysts and other interested parties with additional information in analyzing the Company’s operating results. Adjusted non-GAAP net income (loss) and adjusted EBITDA, which are defined as reported net income (loss) and EBITDA adjusted for non-cash items and items which are not considered by management to be indicative of the underlying results, are presented as the Company believes the information is important to provide investors, analysts and other interested parties additional information about the Company’s financial performance. Management uses EBITDA, adjusted non-GAAP net income (loss) and adjusted EBITDA to evaluate the performance of the business.

Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, and the cost savings and other benefits that we expect to achieve from our facility closures and organizational changes. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” "should," or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including our ability to effectively manage our operational initiatives and restructuring activities, the impact of volatility of metals and plastics prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, our ability to successfully complete our strategic refinancing process, and the impact of our substantial level of indebtedness, as well as including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	For the Three Months Ended		For the Nine Months Ended
(Dollars in thousands, except per share data)
Unaudited	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$184,676	$245,469	$606,607	$748,371
Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	137,770	184,417	478,283	564,513
Warehouse, processing and delivery expense	29,392	34,440	87,340	106,568
Sales, general, and administrative expense	22,397	25,185	73,615	84,280
Restructuring expense (income)	1,204	(5,147)	17,653	(3,501)
Depreciation and amortization expense	5,994	6,399	18,661	19,389
Impairment of goodwill	—	—	—	56,160
Total costs and expenses	196,757	245,294	675,552	827,409
Operating income (loss)	(12,081)	175	(68,945)	(79,038)
Interest expense, net	(10,506)	(10,148)	(31,426)	(29,988)
Other expense, net	(2,270)	(2,335)	(4,532)	(1,427)
Loss before income taxes and equity in earnings (losses) of joint venture	(24,857)	(12,308)	(104,903)	(110,453)
Income tax benefit (expense)	17	2,770	(889)	8,918
Loss before equity in earnings (losses) of joint venture	(24,840)	(9,538)	(105,792)	(101,535)
Equity in earnings (losses) of joint venture	(1,460)	2,213	(134)	5,914
Net loss	$(26,300)	$(7,325)	$(105,926)	$(95,621)
Basic loss per common share	$(1.12)	$(0.31)	$(4.50)	$(4.10)
Diluted loss per common share	$(1.12)	$(0.31)	$(4.50)	$(4.10)
EBITDA (a)	$(9,817)	$6,452	$(54,950)	$(55,162)
(a) Earnings (loss) before interest, taxes, and depreciation and amortization. See reconciliation to net loss below.

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Reconciliation of EBITDA and of Adjusted EBITDA to Net Loss:			For the Three Months Ended
	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands)
Unaudited	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Net loss	$(26,300)	$(7,325)	$(58,920)	$(105,926)	$(95,621)
Depreciation and amortization expense	5,994	6,399	6,312	18,661	19,389
Interest expense, net	10,506	10,148	10,374	31,426	29,988
Income tax (benefit) expense	(17)	(2,770)	1,731	889	(8,918)
EBITDA	(9,817)	6,452	(40,503)	(54,950)	(55,162)
Non-GAAP net loss adjustments (b)	5,536	(5,616)	35,493	39,958	51,325
Adjusted EBITDA	$(4,281)	$836	$(5,010)	$(14,992)	$(3,837)
(b) Non-GAAP net loss adjustments relate to restructuring activity, foreign exchange losses (gains) on intercompany loans, unrealized gains on commodity hedges, impairment of goodwill, impairment of goodwill of the Company's joint venture, and gain on sale of property, plant and equipment, as applicable, for all periods presented. Refer to 'Reconciliation of Adjusted Non-GAAP Net Loss to Reported Net Loss' table for additional details on these amounts. Unrealized foreign exchange losses on intercompany loans were not included in Adjusted EBITDA in the prior year period presented as the amount was not significant; had losses been included, Adjusted EBITDA would have been $2,946 and $(2,506), respectively, for the three and nine-month period ended September 30, 2014.

Reconciliation of Adjusted Non-GAAP Net Loss to Reported Net Loss:			For the Three Months Ended
(Dollars in thousands, except per share data)	For the Three Months Ended			For the Nine Months Ended
Unaudited
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Net loss, as reported	$(26,300)	$(7,325)	$(58,920)	$(105,926)	$(95,621)
Restructuring activity (a)	1,204	(5,147)	37,953	39,988	(3,501)
Foreign exchange losses on intercompany loans(b)	2,709	—	(2,389)	4,142	—
Impairment of goodwill	—	—	—	—	56,160
Impairment of goodwill of equity investment joint venture(c)	1,763	—	—	1,763	—
Unrealized losses (gains) on commodity hedges	(140)	(469)	(71)	(313)	(1,334)
Gain on sale of property, plant and equipment		—	—	(5,622)	—
Tax effect of adjustments	—	—	—	—	(7,260)
Adjusted non-GAAP net loss	$(20,764)	$(12,941)	$(23,427)	$(65,968)	$(51,556)
Adjusted non-GAAP basic loss per share	$(0.88)	$(0.55)	$(0.99)	$(2.80)	$(2.21)
Adjusted non-GAAP diluted loss per share	$(0.88)	$(0.55)	$(0.99)	$(2.80)	$(2.21)
(a) Restructuring activity includes amounts recorded to restructuring expense (income). For the nine months ended September 30, 2015 and the three months ended June 30, 2015, amounts include a $22,335 inventory write-down charge recorded to cost of materials in the Condensed Consolidated Statements of Operations.

(b) Unrealized foreign exchange losses on intercompany loans were not included in the prior year period presented as an adjustment to GAAP results as the amount was not significant. Had the losses been included, adjusted non-GAAP net loss, adjusted non-GAAP loss per share and adjusted non-GAAP diluted loss per share would have been $(10,831), $(0.46), and $(0.46), respectively, for the three-month period ended September 30, 2014. Adjusted non-GAAP net loss, adjusted non-GAAP loss per share and adjusted non-GAAP diluted loss per share would have been $(50,225), $(2.15), and $(2.15), respectively, for the nine-month period ended September 30, 2014.

(c) The Company's 50% joint venture has determined that its goodwill balance of $3,525 was impaired as of September 30, 2015. The Company has recorded $1,763 in equity in earnings (losses) of joint venture in the Condensed Consolidated Statements of Operations to reflect its share of the goodwill impairment.

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CONDENSED CONSOLIDATED BALANCE SHEETS	As of
(In thousands, except par value data)	September 30,	December 31,
Unaudited	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$11,972	$8,454
Accounts receivable, less allowances of $3,756 and $3,375, respectively	108,700	131,003
Inventories, principally on last-in first-out basis (replacement cost higher by $126,085 and $129,779, respectively)	192,382	236,932
Prepaid expenses and other current assets	16,684	9,458
Deferred income taxes	974	685
Income tax receivable	1,886	2,886
Total current assets	332,598	389,418
Investment in joint venture	36,995	37,443
Goodwill	12,973	12,973
Intangible assets, net	46,792	56,555
Prepaid pension cost	7,293	7,092
Other non-current assets	10,970	11,660
Property, plant and equipment:
Land	3,592	4,466
Buildings	55,661	52,821
Machinery and equipment	183,283	183,923
Property, plant and equipment, at cost	242,536	241,210
Accumulated depreciation	(173,195)	(168,375)
Property, plant and equipment, net	69,341	72,835
Total assets	$516,962	$587,976
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$71,730	$68,782
Accrued and other current liabilities	44,890	27,670
Income tax payable	874	328
Current portion of long-term debt	514	737
Total current liabilities	118,008	97,517
Long-term debt, less current portion	322,216	309,377
Deferred income taxes	7,929	8,360
Build-to-suit liability	4,711	—
Other non-current liabilities	3,547	3,655
Pension and postretirement benefit obligations	19,856	18,747
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value—9,988 shares authorized (including 400 Series B Junior Preferred $0.00 par value shares); no shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.01 par value—60,000 shares authorized and 23,888 shares issued and 23,777 outstanding at September 30, 2015 and 23,630 shares issued and 23,559 outstanding at December 31, 2014	238	236
Additional paid-in capital	226,501	225,953
Accumulated deficit	(135,350)	(29,424)
Accumulated other comprehensive loss	(49,669)	(45,565)
Treasury stock, at cost—111 shares at September 30, 2015 and 71 shares at December 31, 2014	(1,025)	(880)
Total stockholders' equity	40,695	150,320
Total liabilities and stockholders' equity	$516,962	$587,976

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	For the Nine Months Ended
(Dollars in thousands)	September 30,
Unaudited	2015	2014
Operating activities:
Net loss	$(105,926)	$(95,621)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,661	19,389
Amortization of deferred financing costs and debt discount	6,241	5,702
Impairment of goodwill	—	56,160
Gain on sale of property, plant and equipment	(5,741)	(5,606)
Unrealized gains on commodity hedges	(313)	(1,334)
Unrealized foreign currency transaction losses	4,142	—
Equity in (earnings) losses of joint venture	134	(5,914)
Dividends from joint venture	315	1,546
Pension curtailment	3,080	—
Deferred income taxes	(280)	(8,043)
Other, net	412	949
Changes in assets and liabilities:
Accounts receivable	18,748	(20,922)
Inventories	39,333	(39,690)
Prepaid expenses and other current assets	(7,700)	(2,593)
Other non-current assets	(2,789)	2,558
Prepaid pension costs	1,272	518
Accounts payable	4,952	43,796
Income tax payable and receivable	1,188	(2,179)
Accrued and other current liabilities	18,260	7,182
Pension and postretirement benefit obligations and other non-current liabilities	(400)	(731)
Net cash used in operating activities	(6,411)	(44,833)
Investing activities:
Capital expenditures	(5,393)	(8,725)
Proceeds from sale of property, plant and equipment	7,742	7,148
Net cash from (used in) investing activities	2,349	(1,577)
Financing activities:
Proceeds from long-term debt	707,200	222,789
Repayments of long-term debt	(698,696)	(195,343)
Payments of build-to-suit liability	(500)	—
Other, net	—	193
Net cash from (used in) financing activities	8,004	27,639
Effect of exchange rate changes on cash and cash equivalents	(424)	(253)
Net change in cash and cash equivalents	3,518	(19,024)
Cash and cash equivalents—beginning of year	8,454	30,829
Cash and cash equivalents—end of period	$11,972	$11,805

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Total Debt:	As of
(Dollars in thousands)	September 30,	December 31,
Unaudited	2015	2014
LONG-TERM DEBT
12.75% Senior Secured Notes due December 15, 2016	$210,000	$210,000
7.0% Convertible Notes due December 15, 2017	57,500	57,500
Revolving Credit Facility due December 10, 2019	68,300	59,200
Other, primarily capital leases	657	1,257
Less: unamortized discount	(13,727)	(17,843)
Total debt	$322,730	$310,114
Less: current portion	(514)	(737)
Total long-term portion	$322,216	$309,377

Reconciliation of Total Debt to Net Debt and Net Debt-to-Capital:	As of
(Dollars in thousands)	September 30,	December 31,
Unaudited	2015	2014
Total debt	$322,730	$310,114
Less: Cash and cash equivalents	(11,972)	(8,454)
NET DEBT	$310,758	$301,660

Stockholders' equity	$40,695	$150,320
Total debt	322,730	310,114
CAPITAL	$363,425	$460,434

NET DEBT-TO-CAPITAL	85.5%	65.5%

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